Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Unwired Planet, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-3 (Nos. 333-189698, 333-187176, 333-130042, 333-109547) and Forms S-8 (Nos. 333-163480, 333-156444, 333-140691, 333-131008, 333-128926, 333-115081, 333-97925, 333-84522, 333-67186, 333-67200, 333-54726, 333-46142, 333-40840, 333-40850, 333-36832, 333-35394 and 333-81215) of Unwired Planet, Inc. of our report dated September 9, 2013, with respect to the consolidated balance sheets of Unwired Planet, Inc. and subsidiaries (the Company) as of June 30, 2013 and 2012, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the three-year period ended June 30, 2013, and the effectiveness of internal control over financial reporting as of June 30, 2013, which report appears in the June 30, 2013 annual report on Form 10-K of Unwired Planet, Inc.

Our report dated September 9, 2013 expresses our opinion that Unwired Planet, Inc. did not maintain effective internal control over financial reporting as of June 30, 2013 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states a material weakness has been identified and is included in management’s assessment. The Company has controls over the preparation of the cash flow statement, calculation of earnings per share, reconciliation of financial statement footnote disclosures and completeness of financial statement footnote disclosures. These controls did not operate effectively due to a lack of resources with experience in financial reporting.

/s/ KPMG LLP

Santa Clara, California

September 9, 2013